EXHIBIT 15.1

April 30, 2021

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
666 Grand Ave,
Des Moines, Iowa 50306

We are aware that our report dated April 30, 2021, on our review of the interim financial information of Berkshire Hathaway Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, is incorporated by reference in Registration Statement No. 333-228511 on Form S-8.

/s/ Deloitte & Touche LLP

Des Moines, Iowa